Exhibit 2(iii)

STOCK OPTION AGREEMENT

This Stock Option Agreement ("Stock Option Agreement") is granted this 25th  day of August 2005 by Richard Surber ("Surber") to Nexia Holdings, Inc. ("Optionee").

PREMISES

A.	Surber wishes to grant Optionee the right to purchase up to Eight Million (8,000,000) shares of Nexia Holdings, Inc.=s shares of Class B Preferred Stock (the "Preferred Stock").

B.
The exercise price of the Preferred Stock transferable on exercise of the Option at the date of this grant shall be a cash payment in the sum of Five Hundred Thousand dollars ($500,000) and delivery of 5% of the outstanding and issued common shares of Nexia Holdings, Inc. on the date of exercise.

GRANT

1.
Grant of Options. Surber hereby irrevocably grants Optionee the right and option ("Option") to purchase all of the above described Eight Million (8,000,000) shares of Class B Preferred Stock, on the terms and conditions set forth herein.

2.
Term of Option. This Option may only be exercised in whole at any time after Nexia obtains funding in the minimum amount of $1,500,000 for the operations of Axis Labs, Inc. and the divestiture or spin off of Nexia’s subsidiary Diversified Holdings I, Inc. has taken place, but before Three (3) Years have elapsed from the date of this Option. No rights to exercise this option may be sold or transferred by Optionee.

3.
Method of Exercising. This Option may be exercised in accordance with all the terms and conditions set forth in this Option, by delivery of a notice of exercise a form of which is attached hereto as Exhibit "A" and incorporated herein by this reference, setting forth the exercise of the Option along with a signed letter of instruction indicating that the specified exercise price shall be paid within 10 days of the notice of exercise.

4.	Availability of Shares. During the term of this Option, Surber shall not transfer or encumber any portion of the Eight Million (8,000,000) shares of Nexia Holdings, Inc. Class B Preferred Stock.

5.
Adjustments to Number of Shares. The number of shares of Class B Preferred Stock subject to this Option shall be adjusted to take into account any stock splits, stock dividends, recapitalization of the capital stock of Nexia Holdings, Inc.

6.
Restrictions on Transfer. The Option has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities statutes. Optionee acknowledges that unless a registration statement with respect to the Option is filed and declared effective by the Securities and Exchange Commission and the appropriate state governing agency, the Option has or will be granted and issued in reliance on specific exemptions from such registration requirements for transaction by an issuer not involving a public offering and specific exemptions under the state statutes. Any disposition of the Option may, under certain circumstances, be inconsistent with such exemption therefrom after the person desiring to sell provides an opinion of counsel or other evidence satisfactory to Nexia Holdings, Inc. to the effect that registration is not required. In some such states, specific conditions must be met or approval of the securities regulatory authorities required before any such offer or sale or other transfer thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

7.	Record Owner. Surber is currently the record owner of the Eight Million (8,000,000) shares of Nexia Holdings, Inc. Series B Preferred stock. This Option is exercisable by the Optionee.

8.	Validity and Construction. The validity and construction of this Agreement shall be governed by the laws of the State of Utah.

IN WITNESS WHEREOF, the below signatures evidence the execution of this Option by the parties on the date first appearing herein.

Richard Surber	Nexia Holdings, Inc.

/s/ Richard Surber	/s/ Gerald Einhorn
Richard Surber	Gerald Einhorn Vice-President

NOTICE OF EXERCISE

(To be signed only upon exercise of Option)

TO:	Richard Surber

The undersigned, the owner of the attached Option, hereby irrevocably elects to exercise the rights to purchase thereunder                                      (           ) shares of Series B Preferred Stock of Nexia Holdings, Inc. and herewith pays for the shares in the manner specified in the Option. The undersigned requests that the certificates for such shares be delivered to them according to instructions indicated below. If such shares are not all of the shares purchasable under the Option, the undersigned further requests that a new option certificate be issued and delivered to the undersigned for the remaining shares purchasable under the Option.

DATED this _______ day of                              , 200  .

By:_________________________________
Optionee